UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2013

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 14, 2013, the Management Development and Compensation Committee (the “MDCC”) of the Board of Directors (the “Board”) of General Electric Company (the “Company”) approved grants of long-term performance awards to approximately 1,000 Company leaders, including the Company’s executive officers who are “named executive officers” for purposes of the Company’s proxy statement for the 2013 Annual Meeting of Shareowners. The five named executives approved for these awards are: Jeffrey R. Immelt, Keith S. Sherin, Michael A. Neal, John G. Rice and Brackett B. Denniston. The grants were made under the General Electric Company 2007 Long-Term Incentive Plan (as amended) and will be payable only if the Company achieves, on an overall basis for the three-year period from 2013 through 2015, specified goals based on four equally weighted performance metrics. These performance metrics are: (1) cumulative operating earnings per share; (2) cumulative total cash generation; (3) 2015 Industrial earnings as a percentage of total Company earnings; and (4) 2015 return on total capital. Under the terms of the awards, the MDCC can adjust the metrics or goals for extraordinary items.

The awards are payable in cash (or, at the MDCC’s discretion, in stock) based on achievement of the threshold, target or maximum levels for any of the four metrics, with payment amounts prorated for performance between the established levels. The awards are based on a multiple (i.e., 0.75x at threshold, 1.50x at target and 2.00x at maximum; multiples for other participants start at significantly lower levels) of the named executive’s base salary in effect in February 2016 plus the discretionary bonus awarded to him in February 2016 for the 2015 performance period. There will be no payout for performance below the threshold level.

The awards are payable to the named executives in installments following the end of each year in the three-year performance period. Any payments following the first and second years will be based on projected three-year performance and will be credited to the named executive’s nonqualified deferred compensation account (to be paid out following the third year). No interest will be earned on any amounts credited. The amounts credited will be calculated by multiplying the named executive’s total cash compensation at the time by the projected total three-year payout percentage (up to the target payout level for the first year) by 30%. Following the third year, the named executives will receive any amounts credited, adjusted so that the total amount received, if any, reflects the Company’s actual three-year performance.

Some or all of the award is subject to forfeiture if the named executive’s employment terminates before December 31, 2015. If the Board determines that an executive has engaged in conduct detrimental to the Company that resulted in a material inaccuracy in the Company’s financial statements or performance metrics that affects the award, the Board may take a range of actions to remedy the conduct, including seeking reimbursement of any portion of the amount paid to the named executive that is greater than would have been paid if calculated based on the accurate financial statements or performance metrics; provided that if the Board determines that the named executive engaged in fraudulent misconduct it will seek such reimbursement.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: March 20, 2013	/s/ Jamie S. Miller
Jamie S. Miller Vice President and Controller

(3)